UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 17, 2009

Toreador Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-02517	75-0991164
(Commission File Number)	(IRS Employer Identification No.)

13760 Noel Road, Suite 1100
Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

(214) 559-3933

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On February 23, 2009, Toreador Resources Corporation (“Toreador”) committed to a plan to move its headquarters from Dallas, Texas to Paris, France since its operations are located in Europe.  Toreador anticipates improved efficiency and integration of activities in connection with the move.  On March 17, 2009, Toreador provided notice to 16 employees whose employment was terminated on such date or whose employment will be terminated in connection with the moving of the headquarters to Paris.  Toreador expects to complete the move and to close the Dallas operations by August 30, 2009, with certain employees receiving financial incentives if the move is completed by June 30, 2009.  With regard to severance payments to be made to employees, upon the receipt of an executed release of claims, Toreador will pay an aggregate of $158,000 in cash and issue an aggregate of 356,000 shares of Toreador common stock.  In addition, upon certain milestones being met, an additional aggregate of $120,752 in cash and/or stock could be distributed to certain employees, with the split between cash and/or stock being determined by Toreador in its sole discretion.  The exact value of the shares to be issued will depend on the Toreador common stock price on the date of issuance, and the date of issuance for each terminated employee depends upon when such employee was or will be terminated.

As Toreador implements the other portions of the plan to move its headquarters to Paris, additional material charges will be incurred, the amount of which Toreador cannot reasonably estimate at this time, but which will likely include rent on the Dallas office, subject to any reductions due to any subleases, and relocation costs.  As Toreador incurs additional charges in connection with this plan, Toreador will file an amended Current Report on Form 8-K under this Item 2.05 to provide appropriate estimates related to such additional charges.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in the Current Report, including, but not limited to, anticipated costs and timing of such plans, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Toreador undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Toreador’s moving its headquarters to Paris as described in “Item 2.05 — Costs Associated with Exit or Disposal Activities,” on March 17, 2009, Toreador informed Charles Campise, Toreador’s Senior Vice President and Chief Financial Officer, that he will be terminated on August 30, 2009.  In connection with his upcoming termination, Mr. Campise and Toreador entered into a Retention Agreement on March 19, 2009 pursuant to which if Mr. Campise does not voluntarily terminate his employment and is not terminated for “cause,” upon Mr. Campise’s termination by Toreador, Toreador will offer him a Waiver, Release and Separation from Employment Letter Agreement (the “Separation Agreement”).  The Separation Agreement will provide that in exchange for Mr. Campise executing a general release of claims, Toreador will provide the following: (i) $40,000 in cash in a lump sum payment; (ii) 129,000 shares of Toreador common stock; (iii) immediate vesting of 14,899 shares of currently outstanding restricted stock; (iv) continuation of the cost of health insurance benefits for 18 months under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (v) the cash value of all accrued, unused paid time off.  In addition, the benefits under the Separation Agreement are subject to the following adjustments: (i) if Toreador’s closing stock price on the date of Mr. Campise’s termination is less than $2.22 per share, the number of shares to be issued shall be equal to $318,630 divided by the closing stock price on the date of termination; and (ii) if the following four milestones are achieved before June 30, 2009, Mr. Campise will receive an additional $81,112 in cash and/or stock, with the split between cash and/or stock being determined by Toreador in its sole discretion:

•      The information technology department at Toreador’s headquarters in Paris is fully functional;

•      All of the corporate accounting and consolidation systems are successfully transferred to Paris;

•      All Microsoft, Excel, Word and Powerpoint documents are successfully transferred to Paris; and

•      The Paris accounting staff is fully trained to perform the functions previously performed by the Dallas accounting staff.

The Retention Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

10.1         Retention Agreement dated March 19, 2009 by and between Toreador Resources Corporation and Charles Campise.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOREADOR RESOURCES CORPORATION

Date: March 23, 2009
	By:	/s/ Charles J. Campise
Charles J. Campise, Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention Agreement dated March 19, 2009 by and between Toreador Resources Corporation and Charles Campise.